As filed with the Securities and Exchange Commission on May 24, 1996
File No.:  333-______
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------
                          Key Production Company, Inc.

                               ------------------
             (Exact name of registrant as specified in its charter)
     Delaware                                                   84-1089744
(State or other jurisdiction                                 (I.R.S. Employer
of incorporation or organization)                           Identification No.)


                         One Norwest Center, 20th Floor
                              1700 Lincoln Street
                          Denver, Colorado 80203-4520
                                 (303) 837-0779
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ------------------
[CAPTION]

          Cathy L. Anderson, Controller                  Copies of all communications, including all communications
           Key Production Company, Inc.                       sent to the agent for service, should be sent to:
         1700 Lincoln Street , 20th Floor
           Denver, Colorado 80203-4520                                        Nick Nimmo, Esq.
                (303) 837-0779                                            Holme Roberts & Owen LLC
(Name, address, including zip code, and telephone                         1700 Lincoln, Suite 4100
number, including area code, of agent for service)                            Denver, CO  80203
                                                                             Tel. (303) 861-7000
                                                                             Fax (303) 866-0200

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

          If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ x ]

                                 CALCULATION OF REGISTRATION FEE
===============================================================================================
                                                     Proposed        Proposed

                                                     maximum          maximum       Amount of

    Title of each class of        Amount to be    offering price     aggregate    registration

  securities to be registered      registered      per share(1)      offering         fee

                                                                     price(1)
- -----------------------------------------------------------------------------------------------
Common Stock, $.25 par  value    868,654 shares        $6.8125     $5,917,706       $2,041
- -----------------------------------------------------------------------------------------------

___________

  (1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
  Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
  Section 8(a), may determine.

Subject to Completion, dated May 20, 1996
Prospectus

                          KEY PRODUCTION COMPANY, INC.
                 868,654 Shares of Common Stock, $.25 par value
                              ___________________

         All of the 868,654 shares (the "Shares") of the common stock ($.25 par value per share) (the "Common Stock") of KEY PRODUCTION COMPANY, INC. (the "Company") offered hereby are being sold by Lawrence E. Brock, Jr., Lawrence E. Brock, Jr. as Trustee for the Lawrence E. Brock III Trust II, the Lawrence E. Brock, Jr. and Lorena Brock Irrevocable Trust and the Lawrence E. Brock and Lorena Rowan Brock- Trust No. 2-A (the "Selling Stockholders"). The registration of the Shares does not necessarily mean that any of such Shares will be offered or sold by the Selling Stockholders. The Shares will be offered by the Selling Stockholders from time to time (i) on the Nasdaq National Market, where the Common Stock is listed, or elsewhere, at fixed prices which may be changed, at market prices prevailing at the time of offer and sale, at prices related to such prevailing market prices or at negotiated prices and (ii) in negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale. The Selling Stockholders may effect such transactions by offering and selling the Shares directly or to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom the Selling Stockholders may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "The Selling Stockholders" and "Sale of Shares." The last reported sale price of the Common Stock on the Nasdaq National Market on May 21, 1996 was $6.875.

         All Shares offered hereby were issued by the Company to the Selling Stockholders in connection with the merger of a subsidiary of the Company into Brock Exploration Corporation in an offering of common stock by the Company registered under the Securities Act of 1933, as amended (the "Securities Act"). The Company agreed to register the Shares promptly after closing of the merger.

         None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear all expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders other than compensation payable to securities broker-dealers by the Selling Stockholders and/or the purchasers of the Shares, any securities broker-dealer expense allowances and fees and expenses of counsel (and other advisers) to the Selling Stockholders and transfer taxes. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. See "Sale of Shares."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is _________, 1996.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

         No persons have been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offering of securities made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful to make any such offer or solicitation of an offer. Neither the delivery of this Prospectus nor any distribution of securities offered hereby shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, material filed by the Company can be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006, on which the Company's Common Stock is listed.

         The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the securities to be issued pursuant to this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be inspected and copied at the aforementioned facilities of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in its entirety by such reference. All references herein to the Company include the Company and its wholly-owned subsidiaries.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents or portions thereof filed with the Commission by the Company pursuant to the Exchange Act are incorporated by reference in this Prospectus:

1. Key Production's Annual Report on Form 10-K for its fiscal year ended December 31, 1995.

2. Key Production's Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 1996.

3. Key Production's Current Reports on Form 8-K dated January 3 and March 28, 1996.

4.  Key Production's Form 8-A filed September 2, 1988.

         All documents and reports subsequently filed with the Commission by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents or reports.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         This Prospectus incorporates by reference documents which are not presented herein or delivered herewith. Copies of these documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available to any person, including any beneficial owner, to whom this Prospectus is delivered, on written or oral request, without charge, directed to Monroe W. Robertson, Secretary, One Norwest Center, 20th Floor, 1700 Lincoln Street, Denver, Colorado 80203-4520 (Telephone (303) 837-0779).

                                  THE COMPANY

         The Company is an independent oil and gas company engaged in oil and gas exploration, development and production in the continental United States. The Company's exploration interests are spread over 13 states with primary focus areas in the Anadarko Basin of Oklahoma, the Rocky Mountain region, the Gulf Coast, and the Sacramento Basin in California.

         The principal executive offices of the Company, a Delaware corporation, are located at One Norwest Center, 20th Floor, 1700 Lincoln Street, Denver, Colorado 80203-4520, and its telephone number at such offices is (303) 837-0779.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from this offering. All the proceeds from the sale of the Shares will be received by the Selling Stockholders.

                            THE SELLING STOCKHOLDERS

         The following table sets forth certain information regarding the Selling Stockholders and the Shares offered by the Selling Stockholders pursuant to this Prospectus. Since the Selling Stockholders may sell all, some or none of their Shares, no estimate can be made of the number of Shares that are to be offered hereby or that will be owned by each Selling Stockholder upon completion of the offering to which this Prospectus relates.

Name of Selling                                  Number of Shares
Stockholder                                     Beneficially Owned
- --------------------------------------------------------------------------------
The Lawrence E. Brock, Jr. and Lorena Brock          616,355
Irrevocable Trust
- --------------------------------------------------------------------------------
Lawrence E. Brock, Jr.                                   689
- --------------------------------------------------------------------------------
Lawrence E. Brock, Jr., Trustee                       27,588
for the Lawrence E. Brock III
Trust II
- --------------------------------------------------------------------------------
The Lawrence E. Brock and Lorena Rowan Brock         224,022
- - Trust No. 2-A
- --------------------------------------------------------------------------------

___________________________

         As required by the Stockholders Agreement, the Company has filed the registration statement of which the prospectus forms a part, with respect to the sale of the Shares. The Company has agreed to use its best efforts to keep the registration statement current and effective through March 28, 1998, with certain exceptions.

                                 SALE OF SHARES

         All of the Shares offered hereby are being sold by the Selling Stockholders. The Shares will be offered by the Selling Stockholders from time to time (i) on the Nasdaq National Market, where the Common Stock is listed, or elsewhere, at fixed prices which may be changed, at market prices prevailing at the time of offer and sale, at prices related to such prevailing market prices or at negotiated prices and (ii) in negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale. The Selling Stockholders may effect such transactions by offering and selling the Shares directly or to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom the Selling Stockholders may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Upon the Company being notified by any Selling Stockholder that a material arrangement has been entered into with a broker or dealer for the sale of Shares, a Prospectus Supplement will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each such broker-dealer, (b) the number of Shares involved, (c) the price at which Shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, and (e) other facts material to the transaction. See "The Selling Stockholders."

         The Selling Stockholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Stockholders and any securities broker-dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

         The Company has advised the Selling Stockholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act. The Company has also advised the Selling Stockholders that in the event of a "distribution" of the Shares, the Selling Stockholders, any "affiliated purchasers," and any broker-dealer or other person who participates in such distribution may be subject to Rule 10b-6 under the Exchange Act until his or its participation in that distribution is completed. A "distribution" is defined in Rule 10b-6(c)(5) as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods." Rule 10b-6 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. The Company has also advised the Selling Stockholders that Rule 10b-7 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purposes of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.


                                    EXPERTS

         The financial statements of the Company as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, incorporated by reference in this prospectus and in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the change in the method of accounting for income taxes as discussed in Note 3 to the financial statements.

                                 LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Holme Roberts & Owen LLC, 1700 Lincoln Street, Suite 4100, Denver, Colorado 80203.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



  Item 14.  Other Expenses of Issuance and Distribution

            The following table shows the estimated expenses to be incurred in connection with the issuance of the securities being registered:

 Registration Fee--SEC             $2,041

 Printing Expenses                 $  500

 Accountants' Fees and Expenses    $1,000

 Legal Fees and Expenses           $3,000

 Miscellaneous                     $  500

    Total Costs                    $7,041


All of the above expenses except the SEC registration fee are estimated.

Item 15.  Indemnification of Directors and Officers

   Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in right of the corporation), brought against them by reason of the fact that they were or are such directors, officers, employees or agents, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding. Article 6 of Key Production's Bylaws provides for indemnification of each person who is or was or is threatened to be made a party to any threatened, pending or completed civil, administrative, criminal, arbitrative or investigative action, suit or proceeding because such person is or was a director, officer or employee of Key Production or is or was serving at the request of Key Production as a director, officer, partner, trustee, fiduciary, agent or employee of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, penalties, amounts paid in settlement, reasonable expenses and other liabilities arising in connection with such action, suit or proceeding, to the fullest extent permitted by law.

   Key Production also maintains policies of directors and officers liability insurance.

   Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (iv) for any transaction from which the director derived an improper personal benefit. Article IV of the Key Production's Charter contains such a provision.

Item 16.  Exhibits and Financial Statement Schedules

      5.1 Opinion of Holme Roberts & Owen LLC as to the shares of common stock being registered.

      10.1 Stockholder Agreement executed by the Lawrence E. Brock and Lorena Rowan Brock-Trust No. 2-A. Incorporated by reference from Exhibit 2.2 to the Registration Statement on Form S-4 of the Registrant, File No. 333-00889.

      23.1  Consent of Arthur Andersen LLP.

      23.2.  The consent of Holme Roberts & Owen LLC to all references made to them in the Prospectus is contained in their opinion which is Exhibit
5.1 to this Registration Statement.
- --------------------

Item 17.  Undertakings

            Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            The undersigned Registrant hereby undertakes:

            (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by section 10(a)(3) of the Act;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (b) That for the purpose of determining any liability under the Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (d) For the purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

            (e) For the purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (f) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado on the 20th day of May, 1996.


                         Key Production Company, Inc.



                         By  /s/ F.H. Merelli
                             -------------------------------------
                             F.H. Merelli
                             Chairman, President and Chief
                             Executive Officer


            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 20, 1996:

      NAME AND SIGNATURE                              TITLE
- -------------------------------  -----------------------------------------------

   /s/ F.H. Merell               Chairman, President and Chief Executive Officer
- ---------------------            (Principal Executive Officer)
     F. H. Merelli



   /s/ Monroe W. Robertson       Senior Vice President and Secretary
- --------------------------       (Principal Financial Officer)
     Monroe W. Robertson



   /s/ Cathy L. Anderson        Controller
- ------------------------        (Principal Accounting Officer)
     Cathy L. Anderson



   /s/ Cortlandt S. Dietler    Director
- ---------------------------
     Cortlandt S. Dietler



   /s/ Timothy J. Moylan       Director
- ---------------------------
     Timothy J. Moylan